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                              FORM N1-A, ITEM 23(d)(1)
                     INVESTMENT ADVISORY CONTRACT ADDENDUMS
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                   ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

     The Investment Advisory Agreement (the "Agreement"), made the 8th day of March, 1990 and amended the 15th day of May, 1995, the 19th day of November, 1997, and the 29th day of March, 1999, between the AUL American Series Fund, Inc. (the "Fund"), a Maryland corporation, and American United Life Insurance Company(R) (the "Adviser" or "AUL"), a life insurance company domiciled in Indiana, is hereby amended by the addition of the provisions set forth in this addendum to the Agreement, which is made this 15th day of March, 2002.

WITNESSETH:

     WHEREAS, the Fund has appointed American United Life Insurance Company(R) to serve as the Investment Adviser to the Fund under the terms and conditions of the Agreement; and

     WHEREAS, the Fund has agreed to made certain payments to AUL for performing the services set forth in the Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     Paragraph Six (6) "Compensation" of the Agreement is hereby amended by this Addendum to read as follows:

     6. Compensation. In consideration of the services to be rendered by the Adviser under this Agreement, the Fund shall pay the Adviser a fee with respect to each of the AUL American Equity, AUL American Bond, AUL American Money Market, and AUL American Managed Portfolios, calculated and accrued daily and paid each month, (or on a pro-rata basis for any portion of a month for which such services are provided) according to the following formula: (A) an amount at an annual rate of: 0.50% of the average daily net assets of the Equity Portfolio, the Bond Portfolio and the Managed Portfolio, 0.40% of the average daily net assets of the Money Market Portfolio, 0.80% of the average daily net assets of the Tactical Asset Allocation Portfolio, and 0.70% of the average daily net assets of the LifeStyle Portfolios; (B) minus, until the Termination of the Expense Assumption Agreement, the amount by which the Portfolio's aggregate ordinary operating expenses exceed 1.0% of the Portfolio's average daily net assets during the year, but in no event more than the amount described in (A), above (the "Reduced Amount"), if any; and (C) plus, if the aggregate ordinary operating expenses of the Portfolio are less than 1.0% of the Portfolio's average daily net assets during the year and if this Agreement is still in effect, the lesser of (i) any Reduced Amount attributable to any of the preceding five years that has not been previously reflected in a fee increase received by the Adviser, with such Reduced Amounts considered in the chronological order of their occurrence, or (ii) an amount which, when added to the Portfolio's other ordinary operating expenses, will cause the Portfolio's total ordinary operating expenses to equal 1.0% of the Portfolio's average daily net assets during the year. For purposes of this provision, ordinary operating expenses shall not include interest, taxes, brokerage commissions, legal claims and liabilities, litigation costs and indemnification payments in connection with litigation, and other extraordinary expenses.



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     IN WITNESS  WHEREOF,  the parties  hereto  have caused this  Addendum to be executed by their officers designated below on the date written above.

On Behalf of AUL AMERICAN SERIES FUND, INC.

/s/  Richard A. Wacker                   /s/  R. Stephen Radcliffe
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ATTEST: Richard A. Wacker, Secretary     R. Stephen Radcliffe, Chairman of the
        to the Board of Directors        Board of Directors

On Behalf of AMERICAN UNITED LIFE INSURANCE COMPANY(R)

/s/  William R. Brown                    /s/ Jerry D. Semler
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ATTEST: William R. Brown, Secretary      Jerry D. Semler, Chairman of the Board,
        to the Board of Directors        President and Chief Executive Officer


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